Exhibit 99

Trico Marine Reports Second Quarter 2001 Results

            HOUSTON, July 30 -- Trico Marine Services, Inc. (Nasdaq: TMAR) today reported net income for the second quarter ended June 30, 2001, of $5.4 million, or $0.15 per share (diluted). This compares to a net loss of $4.2 million, or $(0.13) per share (diluted), for the second quarter of 2000, before an extraordinary gain of $715,000, net of taxes, resulting from the early extinguishment of debt. Second quarter 2001 revenues increased 69% to $50.0 million compared to $29.5 million last year.

            For the first six months of 2001, net income was $7.4 million, or $0.20 per share (diluted), on revenues of $93.3 million. This compares to a net loss of $13.2 million, or $(0.45) per share (diluted), on revenues of $55.9 million for the first six months of 2000, before the extraordinary gain of $715,000, net of taxes. After the extraordinary item, the net loss for the first six months of last year was $12.5 million, or $(0.42) per share (diluted).

            Second quarter 2001 results included a gain of $381,000, pre tax, from the sale of assets versus a gain of $3.9 million, pre tax, from the sale of assets in the second quarter 2000.

            Thomas E. Fairley, president and chief executive officer commented, "Our results benefited from higher average day rates across the board in the U.S. Gulf and improved market conditions for our North Sea fleet, including several new contracts we performed during the quarter in Brazil," he said. "We are also very pleased about our previously announced joint venture with Chuan Hup Holdings. The joint venture provides Trico with an efficient and cost effective way to expand its presence in the Southeast Asia market and a significant new outlet for our equipment worldwide."

            Supply boat day rates in the Gulf of Mexico averaged $7,269 for the second quarter of 2001, compared to $3,409 for the same period last year, and $6,631 for the first quarter of 2001. Day rates for the North Sea fleet averaged $11,947 for the second quarter of 2001, compared to $9,802 for the year-ago period and $10,389 for the first quarter of 2001.

            The utilization rate for Gulf of Mexico supply boats increased to 75% in the second quarter of 2001, compared to 71% for the year-ago period and 73% for the first quarter of 2001 due to improved market conditions in the Gulf. Utilization of the North Sea vessels was 97% in the most recent quarter, compared to 82% in the second quarter 2000.

            Trico Marine provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea and Latin America. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Trico has principal offices in Houma, Louisiana, and Houston, Texas.

            Certain statements in this press release that are not historical fact may be "forward looking statements.'' Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's financial results, are included in the Company's Securities and Exchange Commission filings.

                 TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)
              (In thousands, except share and per share amounts)

                                  Three months Ended        Six months Ended
                                       June 30,                June 30,
                                  2001         2000        2001        2000

    Revenues:                    $49,986      $29,482     $93,263     $55,863

    Operating expenses:
       Direct operating
        expenses and other        21,203       17,149      40,532      32,962
       General and
        administrative             3,176        2,761       6,297       5,305
       Gain on sale of assets       (381)      (3,923)       (949)     (3,923)
       Amortization of marine
        inspection costs           3,350        3,545       6,563       7,434
       Depreciation and
        amortization expense       8,218        8,508      16,530      17,056
                                  35,566       28,040      68,973      58,834
    Operating income (loss)       14,420        1,442      24,290      (2,971)
    Amortization of deferred
     financing costs                 333          367         670         716
    Other expense, net,
     including interest            6,221        7,575      12,791      15,739
    Income (loss) before
     income taxes and
     extraordinary item            7,866       (6,500)     10,829     (19,426)
    Income tax expense
     (benefit)                     2,420       (2,325)      3,420      (6,190)
    Income (loss) before
     extraordinary item            5,446       (4,175)      7,409     (13,236)
    Extraordinary item, net
     of taxes                        ---          715         ---         715
    Net income  (loss)            $5,446      $(3,460)     $7,409    $(12,521)

    Basic earnings per common
     share:
      Income loss before
       extraordinary item          $0.15       $(0.13)      $0.20      $(0.45)
       Extraordinary item,
        net of taxes                 ---         0.02         ---        0.03
       Net income (loss)           $0.15       $(0.11)      $0.20      $(0.42)
       Average common shares
        outstanding           36,251,049   30,683,250  36,248,708  29,536,833

    Diluted earnings per
     common share:
      Income (loss) before
       extraordinary item          $0.15       $(0.13)      $0.20      $(0.45)
       Extraordinary item,
        net of taxes                 ---         0.02         ---        0.03
       Net income (loss)           $0.15       $(0.11)      $0.20      $(0.42)
       Average common shares
        outstanding           36,894,183   30,683,250  36,919,982  29,536,833

    Average Day Rates:
       Supply                     $7,269       $3,409      $6,956      $3,379
       Supply /Anchor
        Handling (N. Sea)         11,947        9,802      11,207       9,259
       Lift                          ---        3,891         ---       3,942
       Crew/line handling          2,730        2,422       2,727       2,354

    Utilization:
       Supply                        75%          71%         74%         70%
       Supply /Anchor
        Handling (N. Sea)            97%          82%         93%         77%
       Lift                          ---          50%         ---         46%
       Crew/line handling            80%          74%         85%         75%

    Average no. of Vessels:
       Supply                       54.0         53.0        54.0        53.0
       Supply/Anchor Handling
        (N. Sea)                    18.0         18.0        18.0        18.0
       Lift                          ---          3.0         ---         4.5
       Crew/line handling           20.0         22.0        20.9        22.0